Exhibit 99.2

STATE OF MINNESOTA	DISTRICT COURT

COUNTY OF RAMSEY	SECOND JUDICIAL DISTRICT

ev3 Inc., a Delaware corporation, ev3 Endovascular, Inc., a	Case Type: Other Civil
Delaware corporation, and FoxHollow Technologies, Inc., a	Court File No. 62-CV-07-5977
Delaware corporation,	Judicial Officer: Judge Steven D. Wheeler

Plaintiffs,	ORDER AND
v.	MEMORANDUM

Sean Collins, an individual, Aaron Lew, an Individual, Cardiovascular Systems, Inc., a Minnesota corporation, and John Does 1-10,
Defendants.

     The above-entitled matter came before the Honorable Steven D. Wheeler on January 8, 2008 on Plaintiff’s motion for a temporary restraining order. Jeffrey J. Bouslog, Kathy S. Kimmel, and Dennis E. Hansen appeared on behalf of the Plaintiffs. Craig A. Brandt and Dean A. LeDoux appeared on behalf of Defendants.
     Based on the files, records, and proceedings herein:
     IT IS HEREBY ORDERED that:
     1. Plaintiffs’ request for a Temporary Restraining Order restricting use of confidential information from ev3, Inc and/or FoxHollow Technologies, Inc. (hereinafter “ev3/FoxHollow) is GRANTED, as set forth in subparagraphs 1a and 1b.
     1a. All former ev3/FoxHollow employees who have been hired by Cardiovascular Systems, Inc. (hereinafter “CSI”) and who are subject to nondisclosure requirements in employee agreements may not disclose the identity of ev3/FoxHollow’s Key Opinion Leaders and Thought Leaders to anyone, specifically personnel at CSI. They may not use this information to aid their new employer CSI. The Court defines disclose or use to include to mention the name of a Key Opinion Leader or Thought Leader in any way which would suggest that they would be a good sales prospect or a person who might be interested in using the Diamondback device. If these former ev3/FoxHollow employees have already disclosed or used the identity of Key Opinion Leaders or Thought Leaders they shall advise persons to whom they made the disclosure (in writing) that this information is confidential and may not be used by them or disclosed to anyone. Such writings will be disclosed to Plaintiffs.
     1b. Plaintiffs’ request for a Temporary Restraining Order prohibiting CSI employees from contacting ev3/FoxHollow’s Key Opinion Leaders and Thought Leaders is DENIED. If CSI employees, who were former ev3/FoxHollow employees, contact such persons they must be able to trace, document, and account, with specificity, how they were able to identify such prospect through information, records, or documents obtained outside their employment with ev3/FoxHollow. They may not maintain, use, or disclose any information they received about such physicians while employed by ev3/FoxHollow. In other words, whatever they know or learned about these physicians while at ev3/FoxHollow must be relearned and reacquired and the employee must be able to fully document the steps taken to identify sales prospects. Essentially the Court is ordering former ev3/FoxHollow employees subject to the nondisclosure and nonuse provisions of the ev3/FoxHollow employment agreement to set aside information they learned about ev3/FoxHollow’s customers and start over at CSI.
     2. Plaintiffs’ request for a Temporary Restraining Order preventing the continued employment of approximately nine (9) former ev3/FoxHollow employees who were hired by CSI in early 2008 is DENIED.

     3. Plaintiffs’ request for a Temporary Restraining Order preventing the continued employment by CSI of Defendants Sean Collins and Aaron Lew is DENIED.
     4. Plaintiffs’ request for a Temporary Restraining Order prohibiting former ev3/FoxHollow employees who are now CSI employees from disclosing trade secrets of ev3/FoxHollow is GRANTED. This prohibition includes a prohibition from disclosing to prospective customers for CSI’s Diamondback device, directly or indirectly, any confidential information obtained while at ev3/FoxHollow about any shortcomings or deficiencies of the SilverHawk product, or any confidential information concerning any problems in the operation of the ev3/FoxHollow company following the merger. If asked for information about the SilverHawk product by prospective customers of the Diamondback product, CSI employees may not provide any information which they obtained while employed at ev3/FoxHollow.
     5. Plaintiffs’ request for a Temporary Restraining Order prohibiting former ev3/FoxHollow employees currently employed by CSI from soliciting or recruiting, directly or indirectly, current ev3/FoxHollow employees to leave their positions and accept employment at CSI is GRANTED. This prohibition includes answering in a positive or encouraging manner, unsolicited calls or requests from current ev3/FoxHollow employees asking for information concerning CSI as a prospective employer. Such calls may, however, be referred to a CSI employee who is not subject to a non-solicitation agreement.
     6. Plaintiffs’ request for expedited discovery by access to Defendants’ computer files, communications, etc. is DENIED. Defendants were previously ordered to maintain all such records. The Court will issue a Scheduling Order establishing a discovery deadline as soon as the Defendants have filed their Answer(s) and the parties have filed Informational Statements.

     7. Plaintiffs shall post a $2,000 bond or deposit $2,000 with the Clerk of the Court within three (3) business days of the date of this Order.
     8. The attached Memorandum is incorporated by reference.

BY THE COURT:
January 10, 2008	/s/ Steven D. Wheeler
Steven D. Wheeler
Ramsey County District Court Judge

MEMORANDUM
     The Court adopts the following basic facts for the purposes of considering the motion for injunctive relief.
     FoxHollow Technologies manufactured a device used by cardiologists and vascular surgeons to treat patients with peripheral artery disease (hereinafter “PAD”) by scraping away blockage. This product is tradenamed SilverHawk. In October 2007, FoxHollow was purchased/merged with ev3 Endovascular, Inc., a company which manufactures and sells other medical devices. CSI recently received FDA approval to market a vascular scraping device, tradenamed Diamondback. It is to be used to treat PAD and will be a direct competitor of the SilverHawk device. Diamondback is the only device made by CSI.
     Some of the employees of CSI were former employees of FoxHollow, including its president David L. Martin. Defendant Sean Collins (hereinafter “Collins”) left FoxHollow in March 2007 and was employed by CSI on May 16, 2007. Defendant Aaron Lew (hereinafter “Lew”) left FoxHollow on July 17, 2007 and started work for CSI on August 1, 2007. Both were part of the FoxHollow sales force. Both Collins and Lew, like all FoxHollow employees, were subject to an employment agreement which provided that they would “not directly or indirectly use or disclose, either during or after termination of my employment with the Company, any Confidential Information I obtain...during the period of my employment...” (Paragraph 6, Employee Agreement, Exhibit E to Affidavit of Jeffrey J. Bouslog of December 28, 2007). The employee agreement defined confidential information as “information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company...” Id. at ¶4. In addition, the FoxHollow Employee Agreement provided that for a period of one year following termination the employee would ‘not either directly or indirectly solicit, induce, recruit, or encourage any of the Company’s employees to leave their employment...” Id. at ¶8.
     Following the merger/acquisition of ev3/FoxHollow there was some concern by sales personnel for the new entity about the stability of their sales jobs. Several of the same FoxHollow sales personnel also expressed concerns about their benefits and working conditions under the combined companies. As a result, some indicated that they contacted personnel at CSI regarding employment opportunities. A number of them, approximately nine, accepted employment with CSI during the first week of January 2008.
TEMPORARY RESTRAINING ORDER STANDARD
     Rule 65 of the Minnesota Rules of Civil Procedure governs injunctive relief. Under Minn. R. Civ. P. 65.01, a court may grant a temporary restraining order if “...it appears from specific facts shown by affidavit or by the verified complaint that immediate and irreparable injury, loss, or damage will result...” Injunctive relief should only be granted when it is clear that the rights of a party will be irreparably injured before a trial on the merits can be held. Webb Publishing Company v. Fosshage, 426 N.W.2d 445, 448 (Minn. App. 1988).
     The party seeking injunctive relief must first establish that the particular relief requested will prevent the certain occurrence of an event that will cause significant injury or harm that cannot be redressed by a legal remedy. City of Mounds View v. Metropolitan Airports Commission, 590 N.W.2d 355, 357 (Minn. App. 1999). “The injury must be of such a nature that money alone could not suffice.” Morse v. City of Waterville, 458 N.W.2d 728, 729-30 (Minn. App. 1990). The issue is not whether there will be harm, the issue is whether there is irreparable harm such that legal remedies would not provide him with adequate relief and the extraordinary relief of a temporary restraining order is warranted before the case is adjudicated on the merits. Haley v. Forcelle, 669 N.W.2d 48, 56-57 (Minn. App. 2003) review denied 2003.
     If the threshold showing of irreparable harm is met, then the court must consider the five factors that were enumerated in Dahlberg Bros., Inc. v. Ford Motor Co., 137 N.W.2d 314, 321-322 (1965): (1) the parties’ relationship prior to the dispute; (2) the weight of the irreparable harm alleged by the party seeking the injunction compared to the weight of the harm suffered by the other party if the injunction is granted; (3) the likelihood that the party seeking the injunction will prevail on the merits; (4) public policy considerations; and (5) the administrative burden on the court.
1. Key Opinion Leaders and Thought Leaders
     Plaintiffs claim the identity of Key Opinion Leaders and Thought Leaders is confidential information and subject to non-disclosure or use pursuant to the employment agreements covering Collins, Lew, and all former ev3/FoxHollow employees, including those recently hired by CSI. The Defendants contend that the identity of Key Opinion Leaders and Thought Leaders is public information, ascertainable from other sources. The Court finds that, based on the evidence provided at this point, while the identity of at least some of the physicians who use the Silverhawk may be available from sources outside of ev3/FoxHollow, the specific identity of the physicians that are Key Opinion Leaders and Thought Leaders is closely held by ev3/FoxHollow and only available to persons employed by ev3/FoxHollow. Therefore, the identities of the physicians who have used the SilverHawk device and are ev3/FoxHollow Key Opinion Leaders and Thought Leaders is confidential information and subject to nondisclosure and may not be disclosed or used by persons subject to the FoxHollow employee agreements.
     As a result, any disclosure or use of the identity of the Key Opinion Leaders or Thought Leaders would be in direct violation of the prohibitions in the ev3/FoxHollow employment agreement. Such disclosure would cause irreparable harm to ev3/FoxHollow. Consideration of the five Dahlberg factors leads to the conclusion that violation of the employment agreement should be restrained because: (1) the Plaintiffs and the Defendants are direct competitors; (2) the harm suffered by the Plaintiff if the employment agreements were permitted to be violated out weighs the Defendants’ concerns about marketing its product; (3) the Plaintiff is certain to be successful in its suit if Defendants were permitted to violate the employment agreements; (4) public policy favors enforcement of the employment agreements; and (5) there is little administrative burden on the Court in supervising and enforcing the temporary restraining order.
2. Termination of Recently Hired ev3/FoxHollow Employees by CSI
     In early January 2008, CSI hired approximately nine (9) former ev3/FoxHollow sales persons. The affidavits from Plaintiffs suggest that several of those persons may have been recruited by former ev3/FoxHollow employees in violation of their employment agreements. The newly hired former ev3/FoxHollow employees, however, have provided declarations that they were not recruited by CSI, but approached CSI because they were concerned about various problems at ev3/FoxHollow attendant to upheavals resulting from the merger of the ev3 and FoxHollow sales forces.
     There is little evidence of any harm resulting from the possible recruitment of former disgruntled or anxious sales personnel. If any damages can be shown, they can be covered by monetary payments and there is no irreparable harm to Plaintiffs. In addition, the likelihood of success on the merits of the claim based on the hiring of these persons is suspect. As well, the employment agreements do not prohibit these sales persons from leaving ev3/FoxHollow and beginning to work for its competitor CSI. The interests of the Plaintiffs are adequately protected by the Court’s restrictions on these persons’ ability to use any information they obtained while working for Plaintiffs. As detailed in the Court’s Order, the employees shall be required to start fresh at CSI and must be able to document that they did not take any short cuts in marketing the CSI Diamondback product by using information obtained while at ev3/FoxHollow. If they do not follow the Court’s restrictions, they and CSI’s violations of the Order and agreements can be remedied by monetary damages.
3. Termination of Sean Collins and Aaron Lew
     Plaintiffs claim Collins violated the employment agreement by taking confidential information, sales records, which were then used to assist CSI in identifying and subsequently recruiting three (3) of the top five (5) ev3/FoxHollow salespersons. The Plaintiffs claim Lew violated his duty of loyalty to ev3/FoxHollow by approaching physicians to solicit use of CSI’s Diamondback device while still employed at ev3/FoxHollow.
a. Sean Collins
     It is clear, by Collins admissions, that he took confidential sales information with him just prior to his departure from FoxHollow. Any damages flowing from this violation of the employment agreement does not constitute irreparable harm. If Plaintiffs show any damage from the breach, it can be adequately compensated by money damages. As a result, temporary relief in the nature of termination of Collins employment with CSI would not be appropriate. Collins is required by the terms of the agreement to return all such documents to Plaintiffs. The Court assumes this will be accomplished without Court Order as Collins has indicated a willingness to do so voluntarily.

b. Aaron Lew
     Lew sent some e-mails which suggested that he may have contacted ev3/FoxHollow SilverHawk customers to obtain their endorsement of him as a salesperson for a PAD treatment device like SilverHawk or Diamondback. While these e-mails may suggest an improper solicitation of sales of the Diamondback product before he joined CSI, they may only be an attempt to alert potential references that they may be contacted by CSI during the employment process. Further discovery may shed additional light on what Lew was attempting to accomplish.
     In any event, even if Lew violated his duty of loyalty any damages could be adequately covered by monetary damages and the Plaintiffs were not irreparably harmed. His termination from CSI would not remedy his prior actions. In addition, there is no evidence that Lew is yet a party to this suit.
4. Trade Secrets
     If Plaintiffs’ trade secrets are transferred by former ev3/FoxHollow employees to CSI or are used by the former employees or CSI to market CSI’s Diamondback product, it would be a violation of the FoxHollow employment agreement. Such violation would cause irreparable harm to Plaintiffs and the five Dahlberg factors would be resolved in favor of a restraining order.
5. Future Recruitment of ev3/FoxHollow Employees by CSI
     If current CSI employees who are subject to the FoxHollow employment agreements directly or indirectly solicit other ev3/FoxHollow employees it would be a violation of the FoxHollow employee agreement. Such conduct shall be prohibited because it would cause irreparable harm and the five Dahlberg factors would be satisfied. There is little burden on CSI to simply prohibit such conduct and have all recruitment, if any, handled by persons not covered by the ev3/FoxHollow agreements.
SDW

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